Exhibit 99.1

Berkshire Hills Announces Results of Annual Meeting

All Proposals Approved by Shareholders; Company Highlights Strength & Progress

BOSTON – May 19, 2023 – Berkshire Hills Bancorp, Inc. (NYSE: BHLB), announced today that all four proposals were approved at its Annual Meeting of Shareholders on May 18, 2023, with a quorum of approximately 93% of outstanding shares voted in person or by proxy at the meeting. All measures were unanimously recommended by the Board. All measures requesting shareholder approval received at least 97% support.

✓	Shareholders voted to approve the election of all twelve director nominees to serve a one-year term:
David M. Brunelle (Chairperson)	William H. Hughes III	Laurie Norton Moffatt
Baye Adofo-Wilson, Esq.	Jeffrey W. Kip	Karyn Polito
Nina A. Charnley	Dr. Sylvia Maxfield	Eric S. Rosengren
Dr. Mihir A. Desai	Nitin Mhatre (Berkshire CEO)	Michael A. Zaitzeff

Shareholders further provided advisory votes, ratification and guidance as follows:

✓	Executive compensation practices were approved;
✓	Ratification of the appointment of Crowe LLP as the Company's independent registered public accounting firm for fiscal year 2023 was approved; and
✓	The “one year” option was selected for the frequency of future “say-on-pay” advisory votes on executive compensation.

The Company’s proxy materials highlighted Berkshire’s financial progress and outperformance of comparative stock indices for the last two years, its highly ranked Environmental, Social and Governance (ESG) programs as well as the experience and diversity of the board. The board reflects two thirds gender and ethnic diversity including 33% (4/12) women and 33% (4/12) ethnic minorities.

During the meeting CEO Nitin Mhatre thanked the board members for their resolute commitment to strong governance. He also recognized retiring directors John B. Davies and Jonathan I. Shulman for their significant contributions to the Company.

“We believe that institutions such as ours play a vital role in our communities. No other bank can serve our customers and communities as well as Berkshire. We remain focused on our role in providing robust financial solutions to our customers while maintaining a disciplined credit posture, reflected by our diversified customer base and above-average credit quality.” - CEO Nitin Mhatre

Berkshire reported progress in its first quarter results building on the improvements it made in 2022 through its Berkshire’s Exciting Strategic Transformation or BEST program. Berkshire’s financial strength was recently reaffirmed with an A3 deposit rating by Moody’s Investors Service, and ratings were also affirmed without change by the KBRA rating service.

“Despite the uncertainty in the broader economic environment, the steadfast commitment of our bankers to provide exceptional service to our customers continues to inspire me every day. We’re pleased with the ongoing support we continue to receive from our customers and for the new business opportunities that are emerging from the current market disruption. Together, our steady execution of our BEST plan and these emerging opportunities will help us drive long term, profitable and responsible growth for our stakeholders,” concluded Mhatre.

ABOUT BERKSHIRE HILLS BANCORP

Headquartered in Boston, Berkshire Hills Bancorp (NYSE:BHLB) is the parent of Berkshire Bank. Founded in 1846, the Bank's vision is to be a high-performing leading socially responsible community bank. It empowers the financial potential of its stakeholders by making banking available where, when, and how it's needed through an uncompromising focus on exceptional customer service, digital banking, and positive community impact. Providing a wide range of financial solutions through its consumer banking, commercial banking and wealth management divisions, the Bank has approximately $12.3 billion in assets and a community-based footprint of 100 financial centers in Massachusetts, New York, Vermont, Connecticut, and Rhode Island. Named one of America’s Most Trusted Companies by Newsweek and America’s Best Midsize Employers by Forbes, Berkshire is also listed in the Bloomberg Gender-Equality Index and a Best Place to Work for LGBTQ+ Equality. To learn more, follow us on Facebook, Twitter, Instagram, and LinkedIn.

Investor Contact Kevin Conn Investor Relations 617.641.9206 KAConn@berkshirebank.com	Media Contact Gary Levante Corporate Communications 413.447-1737 glevante@berkshirebank.com